UNITED STATES*
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                   Nuveen Premier Municipal Income Fund, Inc.
                ------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    670988104
                                 --------------
                                 (CUSIP Number)


                                January 27, 2011
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ X ]     Rule 13d-1(b)

          [   ]     Rule 13d-1(c)

          [   ]     Rule 13d-1(d)


* On January 27, 2011, The Charger Corporation, First Trust Portfolios L.P. and First Trust Advisors L.P., filing jointly, filed Form 13G under an incorrect CIK number (000880845). The details of the erroneous filing are as follows:

Accession Number: 00014455456-11-000400
Received:         27-Jan-2011  14:11
File Number:      005-84703

This filing was submitted in error and should be disregarded.





                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  FIRST TRUST PORTFOLIOS L.P.,
                                  FIRST TRUST ADVISORS L.P. and
                                  THE CHARGER CORPORATION
                                  Date: February 10, 2011


                                  By: /s/ Mark R. Bradley
                                      ---------------------------
                                            Mark R. Bradley
                                      Chief Financial Officer and
                                      Chief Operating Officer of
                                      First Trust Portfolios L.P. and
                                      First Trust Advisors L.P., and
                                      Treasurer of The Charger Corporation